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                           STERLING SOFTWARE, INC.                    EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE
                         YEAR ENDED SEPTEMBER 30, 1994
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

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                                                                                                                   FULLY
                                                                                              PRIMARY             DILUTED
                                                                                             ---------           ---------
Earnings:
  Earnings applicable to common stockholders.........................................          $58,143             $58,143
  Add:  Interest expense on amounts outstanding for the 5 3/4% Convertible                         133               4,224
           Subordinated Debentures (net of applicable income taxes)..................

        Interest income on investment of proceeds from assumed conversion                                               70
           of options and warrants (net of applicable income taxes)..................
                                                                                             ---------           ---------
                                                                                               $58,276             $62,437
                                                                                             =========           =========

Shares:
  Weighted average of shares outstanding.............................................           19,812              19,812
  Add common shares issued on assumed exercise of options and warrants...............            7,228               7,228
  Less common shares assumed repurchased.............................................           (4,117)             (4,117)
                                                                                             ---------           ---------
                                                                                                22,923              22,923
                                                                                             =========

Common shares issued on assumed conversion of 5 3/4% Convertible
  Subordinated Debentures............................................................                                4,056
                                                                                                                 ---------
                                                                                                                    26,979
                                                                                                                 =========
Earnings per common share:
  Primary............................................................................            $2.54
                                                                                             =========
  Fully diluted......................................................................                                $2.31
                                                                                                                 =========
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